Morgan Stanley Emerging Markets Debt Fund, Inc.
Item 77O- Transactions effected pursuant to Rule
10f-3

Securities Purchased:  Provincia de Cordoba
7.125% due 6/10/2021
Purchase/Trade Date:	 6/3/2016
Offering Price of Shares: $100.00
Total Amount of Offering: $725,000,000
Amount Purchased by Fund: $1,432,000
Percentage of Offering Purchased by Fund: .198
Percentage of Fund's Total Assets: .61
Brokers:  J.P. Morgan, Morgan Stanley, Banco de
Cordoba, Puente
Purchased from: JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.

Securities Purchased:  Republic of Argentina
7.125% due 7/6/2036
Purchase/Trade Date:	 6/30/16
Offering Price of Shares: $100.00
Total Amount of Offering: $1,750,000,000
Amount Purchased by Fund: $2,320,000
Percentage of Offering Purchased by Fund: .133
Percentage of Fund's Total Assets: .98
Brokers: BofA Merrill Lynch, Credit Suisse,
Deutsche Bank Securities, Morgan Stanley
Purchased from: Deutsche Bank London
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.